Exhibit 10.2

EXPLORATION AGREEMENT WITH OPTION FOR JOINT VENTURE

(COAL CANYON PROJECT)

THIS EXPLORATION AGREEMENT WITH OPTION FOR JOINT VENTURE (COAL CANYON PROJECT) is made this __6___ day of __April_, 2005 by and between MIRANDA U.S.A., INC., a Nevada corporation ("Miranda"); and GOLDEN ARIA CORP., a Nevada corporation ("Golden Aria").

RECITALS

A. On May 27, 2004 Miranda's predecessor, Miranda U.S.A., Inc., a Wyoming corporation ("Miranda Wyoming") entered into a "Mining Lease" with Nevada North Resources (U.S.A.), Inc. affecting the Coal Canyon Project situated in Eureka County, Nevada (the "Nevada North Lease"). A copy of the Nevada North Lease and attached claim description is attached hereto as Exhibit A. On October 7, 2004 Nevada North Resources (U.S.A.), Inc., Miranda Wyoming, and Miranda entered into a "Novation Agreement of Mining Lease," whereby Miranda was substituted for Miranda Wyoming under the Nevada North Lease.

The Nevada North Lease and the mining claims described therein, together with all ores, minerals, surface and mineral rights, and the right to explore for, mine, and remove the same, and all water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, shall be referred to collectively as the "Property."

B. The parties now desire to enter into an Agreement by which Golden Aria can acquire an undivided sixty percent (60%) interest in the Property. The Agreement will govern the actions of Golden Aria and Miranda during Golden Aria's earn-in period, and set forth essential terms of a Joint Venture Agreement for further development of the Property.

THEREFORE, the parties have agreed as follows:

SECTION ONE

Terms and Definitions

1.1 Affiliate means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Party. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

1.2 Area of Interest shall mean the area shown on Exhibit B attached hereto.

1.3 Agreement means this Agreement, which sets forth the business arrangement between the Parties during the option period described in Section 3 below.

1.4 Assets means the Property, products, and all other real and personal property, tangible and intangible, held for the Parties hereunder.

1.5 Bankable Feasibility Study means a detailed report prepared or verified by a independent firm of consultants demonstrating the feasibility of placing the Property into commercial production. The study shall be in such form and include such details as is customarily required by institutional lenders of major financing for mining projects.

1.6 Budget means a detailed estimate of all costs to be issued by the Parties with respect to a Program and a schedule of cash advances to be made by the Parties.

1.7 Costs means all expenditures whatsoever, direct or indirect, with respect to Operations incurred by the Operator after the Participation Date, including the Operator's fee contemplated by Section 5.1(a).

1.8 Earn-In Obligation means the minimum amount Golden Aria must expend pursuant to Sections 3.2, 3.3, 3.4, and 3.5 below in order to acquire a 60% Participating Interest in the Property.

1.9 Exploration means all activities directed toward or incident to ascertaining the existence, location, quantity, quality, or commercial value of deposits of Products including without limitation those activities included in Section 1.10, "Exploration Expenditures."

1.10 Exploration Expenditures shall mean all costs properly incurred for the benefit of the Property pursuant to Programs and Budgets approved pursuant to this Agreement, recorded in accordance with generally accepted accounting principles consistently applied. Exploration Expenditures shall include the following:

Actual salaries, benefit costs, and wages of employees or contractors of the Operator directly assigned to and actually performing Exploration and related activities within or benefiting the Property. Employees and contractors shall include geologists, geophysicists, engineers, engineering assistants, technicians, draftsmen, engineering clerks, and other personnel performing services connected with Exploration of the Property; actual costs and expenses of use of machinery, equipment and supplies required for such activities; travel expenses and transportation of employees, contractors, materials, equipment and supplies necessary or convenient for the conduct of such activities; all payments to contractors for work on such activities; costs of assays, metallurgical testing and analysis and other costs incurred to determine the quantity and quality of Products including preparation of feasibility studies; costs incurred to obtain permits, rights-of-way and other similar rights in connection with such activities; costs incurred in preparation and acquisition of environmental permits necessary to commence and complete such activities; costs and expenses of holding and maintaining the Property, such costs and expenses to include performing, completing and filing all annual assessment work to maintain the Property in good standing and the payment of U.S. Bureau of Land Management claim maintenance fees, all taxes levied against the Property or any interest in the Property, the cost of insurance premiums or bonds, costs of title search and remediation and curative work; claim maintenance in order to comply with state or federal regulatory requirements; costs of staking and recording additional claims or other rights within the Area of Interest; and any and all capital items acquired for the Exploration of the Property; and a management fee based on the foregoing charges and expenditures of ten percent (10%) to cover head office overhead, general and administration expenses.

1.11 Interest shall have the same meaning as 1.18, Participating Interest.

1.12 Joint Venture Agreement shall refer to the business arrangement between the Parties after formation of a Joint Venture pursuant to Section 4.1 below.

1.13 Management Committee means the committee established under Section 4.2.

1.14 Net Proceeds means certain amounts calculated as provided in Exhibit B,

which may be payable to a party under Section 7.1(b).

1.15 Net Smelter Returns means certain amounts calculated as provided in Exhibit C, which may be payable to a Party under Section 6.3(c).

1.16 Operations means the activities carried out under this Agreement.

1.17 Operator means the person or entity appointed under Sections 3.3 and 5.1, to manage Operations, or any successor Operator, as provided for by this Agreement.

1.18 Participation Date means the date of the formation of a Joint Venture hereunder as provided in Section 4.3.

1.19 Participating Interest means the percentage interest representing the operating ownership interest of a Party in Assets, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%). Decimals of .005 or more shall be rounded up to .01, decimals of less than .005 shall be rounded down. The initial Participating Interests of the Parties are set forth in Section 4.1.

1.20 Party shall refer to Golden Aria or Miranda individually, and Parties shall refer to Golden Aria and Miranda collectively.

1.21 Prime Rate means the interest rate quoted as "Prime" by the Bank of America, at its head office, as said rate may change from day to day (which quoted rate may not be the lowest rate at which the Bank loans funds).

1.22 Products means all ores, minerals, and mineral resources produced from the Property under this Agreement.

1.23 Program means a description in reasonable detail of Operations to be conducted by the Operator on or for the benefit of the Property pursuant to this Agreement. 1.24 Property means Miranda's leasehold interests in the Nevada North Lease, as described in Recital A and Exhibit A of this Agreement, and all other rights or interests in real property (including royalty interests) within the Area of Interest that may be acquired and held pursuant to the Agreement.

1.25 Supplementary Program means a Program proposed by the Operator after the approval of a then current Program which contemplates additional exploration activity or changes to the construction or production concepts or methods contained in, or the assets to be acquired under, the then current Program, which shall also include a supplementary budget relating thereto, which budget shall reflect only the additional or reduced costs associated with the additional or changed work contemplated by the Supplementary Program.

1.26 Venture means the business arrangement of the Parties under the Joint Venture Agreement.

1.27 $ refers to United States dollars.

SECTION TWO

Representations And Warranties

2.1 Miranda's Warranties. Miranda hereby represents and warrants that, as of the date of the execution of the Agreement:

a. Miranda is a corporation in good standing under the laws of the State of Nevada and has the right to enter into this Agreement, and the performance of its obligations hereunder shall not be in breach of, or in conflict with any agreements or undertakings between it and any governmental authority in the United States, or any other Parties.

b. To the best of Miranda's knowledge, the Property is free and clear of all liens and encumbrances, recorded or unrecorded, except for the Nevada North Lease described in Recital A and Exhibit A attached hereto.

c. Miranda is not aware of any pending or threatened claims, liens, or litigation by any person or entity with respect to the Property.

d. To the best of Miranda's knowledge and belief (1) the mining claims that comprise the Property have been properly located and maintained in accordance with State and Federal mining laws; (2) Miranda has paid the federal rental fees for the 2004-2005 assessment year and made all necessary filings with Eureka County in order to maintain the claims in good standing; and (3) the claims are presently valid and in good standing. Miranda makes no warranty regarding the presence of valuable minerals on the claims.

e. Miranda is not aware of any environmental liability or reclamation obligations affecting the Property, or of any judicial or administrative order or action requiring remedial action with respect to the Property.

f. Miranda has the right to enter into this Agreement, and the unrestricted right to assign an undivided 60% interest to Golden Aria, and the entering into and execution of this Agreement has been duly authorized by all necessary corporate proceedings of Miranda.

2.2 Golden Aria's Warranties. Golden Aria hereby represents and warrants that, as of the date of the execution of the Agreement:

a. Golden Aria is a corporation in good standing under the laws of the State of Nevada and has the right to enter into this Agreement, and the performance of its obligations hereunder shall not be in breach of, or in conflict with any agreements or undertakings between it and any governmental authority in the United States, or any other party.

b. The entering into and execution of this Agreement has been duly authorized by all necessary corporate proceedings of Golden Aria.

SECTION THREE

Option to Acquire Interest in Property

3.1 Scope of Section 3. The terms of Section 3 set forth the relationship between Golden Aria and Miranda during the earn-in period.

3.2 Right to Earn Interest. Miranda hereby grants to Golden Aria the exclu-sive right and option to acquire an undivided sixty percent (60%) Interest in the Property on the terms and conditions set forth below in this Section 3, or to acquire an additional 10% interest for a total undivided 70% interest on the terms and conditions set forth in Section 4.

3.3 Expenditures. Golden Aria may acquire its undivided 60% Interest in the Property by expending a cumulative total of ONE MILLION DOLLARS ($1,000,000.00) in Exploration Expenditures on the Property within a period of four years from the effective date of this Agreement. The first year of this Agreement shall commence on its execution and end on December 31, 2005. Thereafter, the second through fourth years of the Agreement shall correspond to calendar years. The minimum Exploration Expenditures for each year shall be as follows:

Exploration Cumulative Exploration

Expenditures Expenditures

By December 31, 2005 $50,000.00 $50,000.00

By December 31, 2006 $100,000.00 $150,000.00

By December 31, 2007 $300,000.00 $450,000.00

By December 31, 2008 $550,000.00 $1,000,000.00

Total: $1,000,000.00

Golden Aria must fulfill the first year's Exploration Expenditures obligation. Thereafter, Golden Aria may terminate this Agreement at any time by giving written notice to Miranda. If Golden Aria terminates after June 1 of any year, Golden Aria shall pay the federal maintenance fees due in August of that year. Any excess of Exploration Expenditures in one year may be applied to subsequent years.

If Golden Aria does not complete its required Exploration Expenditures on the Property by December 31, 2008, this Agreement shall automatically terminate.

3.4 Cash Payments. In addition to the Expenditures set forth in Section 3.3 above, Golden Aria shall make the following cash payments to Miranda in order to maintain the option in good standing:

a. Golden Aria shall pay the sum of FIFTEEN THOUSAND DOLLARS ($15,000.00) to Miranda within ten (10) days following execution of this Agreement by both parties.

b. Thereafter, Golden Aria shall make the following payments to Miranda in order to maintain the option in good standing for an additional period of one year:

Anniversary of Agreement	Cash Payment
March 25, 2006	$25,000.00
March 25, 2007	$25,000.00
March 25, 2008	$35,000.00
March 25, 2009	$100,000.00

3.5 Assumption of Lease Obligations. Golden Aria agrees to assume and discharge all obligations set forth in the Nevada North Lease, including, but not limited to, payment of the following advanced minimum royalties to Nevada North Resources:

Date of Payment	Amount of Payment
May 27, 2005	$6,250.00
May 27, 2006	$6,250.00
May 27, 2007	$10,000.00
May 27, 2008	$10,000.00

3.6 Stock Distribution. Upon execution of this Agreement, Golden Aria shall deliver TWO HUNDRED FIFTY THOUSAND (250,000 shares) of its common stock to Miranda. These shares will be issued under the rules and provisions of Rule 144 and are therefore restricted. As of the date of this agreement, Golden Aria is a private company and no market exists for these shares.

3.7 Operator during Earn-In. Golden Aria shall be Operator during the earn-in period, with full control, authority, and responsibility for all Operations to be conducted on the Property. Golden Aria shall conduct all Operations hereunder in a proper and workmanlike manner, in full compliance with all applicable laws and regulations, and subject always to the terms and conditions of this Agreement. Golden Aria shall defend, indemnify, and hold Miranda harmless from all claims and liabilities, including environmental liabilities and/or reclamation obligations, resulting from its activities during the earn-in period, which responsibility shall survive termination of this Agreement.

It is expressly understood and agreed that Miranda shall remain solely responsible for any environmental liability and/or reclamation obligations resulting from Miranda's activities on the Property prior to execution of this Agreement.

Golden Aria and Miranda will meet on or before the end of February of each year to discuss prior year exploration results and develop exploration plans for the following year. Subject to the rights and obligations of this Agreement, Golden Aria shall have final decision authority regarding the Exploration work to be conducted during the earn-in period.

3.8 Claim Maintenance. Golden Aria shall maintain the Property in good standing, including payments, filings, and any other actions necessary to maintain the mining claims in good standing. On or before June 1 of each year Golden Aria shall pay federal claim maintenance fees or perform annual assessment work, as required by the laws of the United States. On or before June 1 of each year, Golden Aria shall file an Affidavit and Notice of Intent to Hold or Affidavit or Annual Assessment Work in Eureka County, as required by State law. Golden Aria shall provide Miranda with evidence of these filings immediately after payment and recording.

3.9 Reports and Inspections. Golden Aria will provide Miranda with monthly progress reports (required only during months of active exploration) that include assay results from sampling and drilling. By February 15 of each year, Golden Aria shall provide Miranda with reports describing its Exploration Expenditures and the data and information obtained from its Operations on the Property during the preceding year. All such information shall be kept confidential by Miranda, except as to those matters strictly required to be disclosed by regulatory agencies. Miranda shall, upon prior notice, have access, at its sole risk and expense, to the Property or other lands for the purpose of viewing the work conducted thereon and shall also have reasonable access to all records, including accounting records, of Golden Aria respecting Exploration work carried out on the Property. However, such access shall not unduly interfere with or disrupt the activities of Golden Aria. The Parties shall approve in writing, prior to release, all public announcements, or press releases, and/or disclosures to third parties, to be issued by either Party regarding the Agreement and all matters related thereto. This limitation on disclosure shall not apply to the Affiliate(s) of any Party. Approval by either Party shall not be unreasonably withheld; if a party does not respond to a request for approval within two business days after receipt, the press release shall be deemed to be approved.

3.10 Liens and Insurance. Golden Aria shall keep the Property free and clear of all liens and encumbrances resulting from its activities, and shall maintain comprehensive general liability and automobile insurance with a minimum of $2,000,000.00 in coverage protecting the Parties to this Agreement from third party claims. Golden Aria shall also maintain worker's compensation insurance in compliance with the laws of the State of Nevada. Golden Aria shall provide evidence of insurance coverage to Miranda.

3.11 Assignment and First Right of Refusal. No Party shall sell, assign, or transfer its interest in the Property or any other Assets before or after the Participation Date, except to an Affiliate without first having offered same to the other Party in writing on the same or more favorable terms. If the non-transferring Party declines to elect to acquire the offering Party's interest or right within 30 days of receipt of its offer, the offering Party shall then have the right to transfer its interest or right without further restriction on the same terms as offered to the other Party hereunder or less favorable terms within sixty (60) days following such declination, failing which the terms of this clause shall again come into effect with respect to the offering Party's interest hereunder. Any sale or assignment shall be made subject to the rights and obligations created by this Agreement (or the Joint Venture Agreement, as the case may be), including those with regard to assignment.

3.12 Property Acquisitions.

a. Any interest or right to acquire any interest in real property (including royalty interests) within the Area of Interest acquired during the term of this Agreement or of the Joint Venture Agreement (during or following Golden Aria' earn-in period) by or on behalf of either Party, or any Affiliate, shall be subject to the right of the other Party to make such acquired interests or rights subject to this Agreement or the Joint Venture Agreement, as the case may be, within a thirty (30) day election notice provision. The election by such other Party shall be subject to payment by such Party of a portion of the acquisition costs in proportion to its Participating Interest (except to the extent such acquisition costs, if incurred by Golden Aria, are included as part of Golden Aria' Earn-In Obligation). Any interest or right acquired by the Operator within the Area of Interest pursuant to an approved Program and Budget shall automatically become subject to the Joint Venture Agreement.

b. If any Property or rights are abandoned by the Parties, any re-acquisition of such abandoned Property or rights shall be subject to the provision of Section 3.12(a)

c. The rights and obligations of the Parties under this Section 3.12 shall terminate upon termination of this Agreement. However, if Golden Aria terminates the Agreement through election or default prior to fulfilling its Earn-In Obligation, Golden Aria or any Affiliate of Golden Aria shall not acquire any interest or rights within the Area of Interest for a period of one (1) year from the date of Golden Aria' termination.

3.13 Default. If either Party defaults in performing its obligations under this Agreement, the non-defaulting Party may give written notice to the defaulting Party specifying the nature of the default. The defaulting Party shall have fifteen (15) days from the date of receipt to remedy any default in payment, and thirty (30) days from the time of notification as noted in Section 8.5, to remedy any other default under this Agreement. If the defaulting Party fails to remedy the default within the specified period, the non-defaulting Party may terminate this Agreement by written notice, which remedy shall be in addition to all other remedies allowed by law and equity.

SECTION FOUR

Joint Venture

4.1 Scope of Sections 4 through 7. The provisions of this Section 4 and Sections 5 through 7 which follow shall govern the relationship between Miranda and Golden Aria during the formation and conduct of their Joint Venture following Golden Aria's earn-in.

4.2 Option for Additional Earn-In. If Golden Aria maintains the option in good standing and satisfies the Earn-In obligations described in Sections 3.3, 3.4, 3.5, and 3.6 above (the "Phase 1 Earn-In"), it shall have earned a sixty percent (60%) interest and shall give written notice to Miranda substantiating its expenditures.

Golden Aria will have the right, but not the obligation, to earn an additional ten percent (10%) interest in the Coal Canyon Project by paying all expenditures associated with preparation of a Bankable Feasibility Study for the Project. If Golden Aria chooses to earn this additional interest, the Bankable Feasibility Study must be completed within (36 months) of completing the Phase 1 Earn-In. Completion of the Bankable Feasibility Study shall be referred to as the "Phase 2 Earn-In."

4.3 Formation of Joint Venture. Upon completion of the Phase 1 Earn-In (if Golden Aria chooses not to proceed to the Phase 2 Earn-In), or upon completion of Phase 2 Earn-In, as the case may be, Miranda and Golden Aria will form a Joint Venture in accordance with Sections 4 through 7 and, to the extent applicable, Section 8 below, and in the general format of Form 5A ("Form 5A") prepared by the Rocky Mountain Mineral Law Foundation. The Parties may mutually agree to use Form 5A-LLC in place of Form 5A, and all references in this Agreement to Form 5A shall then refer to Form 5A-LLC. The Participating Interest of Miranda shall be 40% (or 30% in the event of Phase 2 Earn-In) and the Participating Interest of Golden Aria shall be 60% (or 70% in the event of Phase 2 Earn-In.). The date of formation of the Joint Venture is referred to as the "Participation Date." The Parties will negotiate in good faith to execute the Joint Venture Agreement within 90 days of notice given by Golden Aria pursuant to this Section 4.1. Miranda shall simultaneously convey the Property to the Joint Venture. In the event of any inconsistency between Sections 4 through 8 below and Form 5A, the provisions of this Agreement shall control. Golden Aria may make such expenditures as are necessary to maintain the Property and comply with laws and regulations pending execution of the Joint Venture Agreement, which expenditures shall be shared by the Parties in accordance with their Participating Interests.

Upon completion of the Phase 1 Earn-In Obligation, Golden Aria shall have a vested right to a 60% ownership interest in the Property irrespective of any delay in execution of the Joint Venture Agreement, or to a 70% interest if a Phase 2 Earn-In, as the case may be.

4.4 Management Committee. Following formation of the Joint Venture pursuant to Section 4.1 above, Golden Aria and Miranda shall jointly participate in exploring and developing the Property, with each providing its share of costs and each sharing in production in accordance with their respective Participating Interests.

A Management Committee consisting of one representative of each Party shall be established and shall be responsible for approving Programs and Budgets, and for determining the general policies and direction to be adopted by the Operator in the conduct of the Operations under this Agreement.

4.5 Meetings and Decisions. The Management Committee shall meet at least once annually and otherwise on ten (10) days written notice given by either Party. Such notices shall be accompanied by an agenda of matters to be discussed and/or decided at the meeting. Other than as provided in this Section 4.5 and subject to Section 6.4(c) below, all decisions of the Management Committee shall be by majority vote. Each Party's representative shall be entitled to a vote equal to the Participating Interest such Party holds. In the event of a deadlocked vote the Operator shall have the deciding vote, except that the following decisions shall require the unanimous approval of the Management Committee: (a) acquisition or disposition of Property; (b) conduct of business other than for exploration, development or mining of the Property; (c) borrowing or entering into any form of credit arrangement which involves the pledge of all or part of any Party's Participating Interest; (d) any subsequent changes in the definition of the authority and responsibilities of the Operator; (e) approval of any subsequent revisions in the accounting procedures as adopted by the Venture; (f) except as set forth in Section 6.4(c), material changes to approved Programs and Budgets that would require a call for a cash contribution from the Parties not previously approved as part of a Program and Budget; and (g) whether to establish a tax partnership for federal income tax purposes; (h) suspension or reduction in the annual minimum work commitment.

SECTION FIVE

Operator

5.1 Designation of Operator.

a. Golden Aria shall be the initial Operator for the joint Venture. The Operator shall have exclusive charge of all Operations hereunder and shall conduct such operations in accordance with approved Programs established by the Management Committee. The Operator shall be entitled to charge and receive from the joint Venture Parties, for the Operator's costs of supervision in carrying out each Program where such Program consists primarily of Exploration, 10% on all work incurred by the Operator. Where the Program relates to development and construction and/or operation of a mine, the Operator shall be entitled to charge its actual costs of supervision and administration in carrying out a Program hereunder, such that the Operator neither makes a profit nor incurs a loss as a result of acting as the Operator.

b. The non-Operator may, upon thirty (30) days prior written notice, elect to replace the Operator upon the Participating Interest of the Operator becoming less than 50%; provided, however, that the non-Operator has, at such time, at least a 50% Participating Interest. Where the Operator is replaced by the non-Operator, the Operator shall provide to the non-Operator, within the above thirty (30) day notice period, all exploration data, drill core, geochemical samples and related records.

c. Operator may at any time resign as Operator upon thirty (30) days notice, at which time the non-Operator with the greatest Participating Interest may elect to become the new Operator, failing which the Management Committee shall meet to select a new Operator.

5.2 Operator's Duties .

a. The Operator shall conduct all Operations in a good workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, but in no event shall the Operator be liable to the non-Operator for any act or omission resulting in damage or loss or for bearing the non-Operator's share of the costs thereof except to the extent caused by or attributable to the Manager's willful misconduct or gross negligence.

b. The Operator shall prepare and submit reports on a monthly basis to the non-Operator respecting results obtained from the implementation of a Program. The Operator shall submit an annual report to the non-Operator on or before February 15 of each year describing its expenditures and the geologic data obtained from its Operations on the Property during the preceding calendar year. The non-Operator shall, upon prior notice, have access at its sole risk and expense to the Property for the purpose of viewing the work conducted thereon and shall also have access to all records of the Operator respecting Exploration and development work carried out on the Property, provided, however, that such access shall not unduly interfere with or disrupt the activities of the Operator. The Parties shall approve in writing, prior to release, all public announcements, press releases and/or disclosures to third parties, to be made by either Party regarding the Agreement and all matters related thereto. Approval by either Party shall not be unreasonably withheld.

c. During the currency of this Agreement, the Operator shall, subject to Section 5.2(d) below, keep the Property in good standing, free and clear of all liens and encumbrances resulting from its activities, and shall maintain adequate insurance coverage protecting the Parties to this Agreement from third party claims.

d. Should the Operator recommend that any of the mining claims comprising the Property be dropped, it shall give the non-Operator thirty (30) days notice and the non-Operator may elect to have such claims transferred to it. If the non-Operator fails to respond to the Operator's notice within thirty (30) days then the Operator may drop such claims and such claims shall thereupon cease to be part of the Property.

5.3 Indemnification . Each Party shall indemnify and save the Operator harmless from and against any action, claim, demand, damage or expense (including, without limiting the generality of the foregoing, all legal fees and disbursements) resulting from any acts or omission of the Operator or its officers, employees or agents, except to the extent caused by or attributable to the Operator's willful misconduct or gross negligence.

The obligation of each of the Parties to indemnify and save the Operator harmless pursuant to Section 5.3 shall be in proportion to its Interest as of the date that the action, cause of action, claim, demand, damage or expense occurred or arose.

SECTION SIX

Programs and Budgets.

6.1 Programs by Operator . The Operator shall propose Programs and Budgets to the Management Committee at least annually for periods determined necessary or appropriate by the Operator. Programs and Budgets for Exploration or mining Operations shall not exceed one year without unanimous approval of the Participants. The Management Committee will vote upon the proposed work plan and budget within 30 days after delivery by the Operator. Each Party shall give notice to the Operator within 30 days after a Program and Budget is approved by the Management Committee, whether it will fund its share of expenditures in respect of such Program and Budget. Each Party who elects to fund its share shall be obligated to do so.

6.2 Programs by Non-Operator. If the Operator (including any replacement Operator who has become the Operator pursuant to this Section 6.2) does not propose a Program and Budget requiring a total annual expenditure of $200,000 or more prior to the beginning of an annual budget period, then, within 30 days after the beginning of the annual period, the non-Operator may propose a Program and Budget requiring an annual expenditure of $200,000 or more, and the non-Operator shall thereupon become the Operator. The former Operator shall be entitled to meet with the new Operator to discuss the proposed Program and Budget and suggest any changes it feels are appropriate. The new Operator shall immediately thereafter finalize the Program and Budget and deliver it to the former Operator, whereupon it shall be deemed to have been approved by the Management Committee. If the non-Operator does not present such a proposal within 30 days after the beginning of the annual period, then the non-Operator will have waived its right to do so for that annual period.

6.3 Dilution of Interests.

a. When Golden Aria has completed the Phase 1 Earn-In Obligation, Golden Aria's initial investment base in the Venture for dilution purposes shall be $1,000,000.00 and Miranda's initial investment base shall deemed to be $666,666.67. Additional expenditures by each Party shall be added to its investment base. If Golden Aria completes the Phase II Earn-In Obligation and earns a 70% interest in the Property by producing a bankable feasibility study, its initial investment will be its actual Exploration Expenditures on the Property and Miranda's deemed initial expenditure will be a sum such that Miranda's interest in the venture shall be 30%.

b. If a Party does not commit to paying its share of any approved Program and Budget, its Participating Interest shall be diluted by dividing: (1) the sum of (a) the deemed value of the Party's initial contribution set forth, and (b) the total of all of the Party's later contributions; by (2) the sum of (a) and (b) above for all participants and (c) the contributions of the other Party under the current budget; and then multiplying the result by one hundred. The Participating Interest of the other Party shall thereupon become the difference between 100% and the recalculated Participating Interest.

c. Upon a Party's Participating Interest having been reduced to 10% pursuant to either Section 6.3(b) or 7.1(a), its Participating Interest shall be automatically converted to a royalty on production from the Property equal to one percent (1.0%) of Net Smelter Returns as described in Exhibit C attached hereto, and the Party shall have no further interest in the Assets or under this Agreement except its royalty interest.

d. If either Party's Participating Interest is converted under this Section 6.3, upon the date of such conversion, such Party shall convey and assign to the other Party all of its rights and interests in the Property, except the royalty interest described in Section 6.3(c), and the other Party shall become the beneficial owner of 100% of the Property.

6.4 Cash Calls .

a. The Operator shall make monthly cash calls in advance based upon expenditure projections for an approved Program, and each Party shall remit its proportionate share within ten (10) business days after receipt. However, following the decision to commence Development or Mining on any of the Properties, the Operator shall give the non-Operator notice of the time and amount of the first cash call. The non-Operator shall have a period of four (4) months in which to obtain financing to satisfy its financial obligations under the development and mining plan. If, at the end of four months, the non-Operator has obtained a letter of commitment from a lender or other financial institution to provide financing for the non-Operator's share of expenses, the non-Operator shall have an additional period of two (2) months in which to secure its financing and meet its cash call obligation. During this period of four or six months, the Operator may proceed with development of the Property and advance the non-Operator's share of costs. These advances by the Operator, together with interest at the rate provided for in the operating agreement, shall become a lien against the non-Operator's share of production. Failure to meet the cash call at the end of six months will constitute an act of default pursuant to Section 7.1.

b. If actual expenditures for a month exceed the expenditure projection for the month then the Operator shall provide to each Party a financial accounting of the overrun. Upon receipt of such accounting each Party shall remit to the Operator its share of funds required to fund the overrun, subject to Section 6.4(c) below.

c. If the Operator incurs expenditures under an approved Program that are more the 110% of the approved Budget then, unless the Management Committee unanimously approved the funding of such excess, those expenditures exceeding 110% of the relevant approved Budget shall be paid by the Operator and shall not be included as expenditures for the purpose of calculating Participating Interests. Budget overruns of 10% or less shall be borne by the Parties in proportion to their respective Participating Interests as of the time the overrun occurs. However, in the case of emergency, the Operator may take any reasonable action it deems necessary to protect life, limb, or property, to protect the Assets of the joint Venture, or to comply with law or government regulations. The Operator may also make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care. Costs of emergency actions determined to have been properly incurred for the protection and benefit of the Venture, shall be funded by the Parties pro-rata in accordance with their respective Participating Interests at the time of the emergency action.

d. The Operator may propose Supplementary Programs or amendments to the Budget of a current Program covering portions of any calendar year by presenting such supplementary Programs or amendments to the Budget of a current Program to the Management Committee.

6.5 Audits. The accounting and financial records of the Operator regarding costs charged for the account of the Venture shall be subject to audit, following the procedures regarding audits as generally outlined by Form 5A. Any request for an audit or audit proceeding shall in no way defer or delay the obligation of the Parties to contribute their respective pro-rata share of Costs as provided by this Agreement.

6.6 Venture Liabilities and Credits. Except as otherwise provided, pursuant to the Joint Venture Agreement, all costs, expenses and liabilities accruing or resulting from the conduct of Venture operations shall be Venture liabilities, and all sales or other dispositions arising out of Venture operations (except for the taking of production in kind by the Parties) shall constitute credits to the Venture, to be allocated between the Parties in accordance with their Participating Interests.

SECTION SEVEN

Default and Dilution

7.1 Default. Should either Party (" Defaulting Party") fail to provide its share of funds toward an approved Program, after electing to do so, then the Operator may thereafter deliver a notice ("Default Notice") requesting the immediate payment of the required funds. If the Defaulting Party fails to remit the required funds within 15 days of receipt of the Default Notice then:

a. For a default relating exclusively to an Exploration Program and Budget, the non-defaulting Party may pay all or a portion of the defaulted amount and, without waiving its other remedies, increase its participating interest by adding twice the amount it pays of the defaulted amount to its investment and then recalculating the parties' Participating Interests.

b. For a default relating to a Program and Budget covering in whole or in part development and construction and/or operation of a mine, the defaulting Party shall be deemed to have withdrawn from the Venture and to have automatically relinquished its Participating Interest to the non-defaulting Party; provided, however, that the defaulting Participant shall have the right to receive only from five percent (5%) of Net Proceeds if any, and not from any other source, an amount equal to the defaulting Participant's aggregate contributions to the Venture pursuant to Sections 6.3(a) and 6.4 above. The defaulting Party shall thereafter have no further right, title, or interest in the Assets or under this Agreement.

7.2 Security. Each Party's Participating Interest and its interest in Venture Assets, including the Property, shall be pledged as security for the performance of its obligations under this Agreement.

7.3 Dilution, Conversion, and Liability .

a. Dilution (or conversion) of a Party's Participating Interest pursuant to Sections 6.3 and 7.1 shall not act so as to relieve that Party from its obligation to indemnify the Operator under Section 5.3.

b. Any reduction (or conversion) of a Party's Participating Interest under Sections 6.3 or 7.1 shall not relieve such Party of its share of any liability, whether it accrues before or after such reduction (or conversion), arising out of Operations conducted prior to such reduction (or conversion). Such Party's share of such liability shall be equal to its participating Interest at the time such liability was incurred.

c. Each Party acknowledges that the exploration, development, and operation of the Property involves significant financial risks and that the conveyance and assignment of one Party's Interest in the Property to the other pursuant to Sections 6.3 and 7.1 does not constitute a penalty but rather is based on a genuine assessment of the increased financial risks associated with the other Party's increased contribution to Costs.

SECTION EIGHT

General Provisions

8.1 Title Held in Trust . Following earn-in, the Joint Venture shall retain title to the Property to be held in trust for the Parties in accordance with their respective Participating Interests.

8.2 No Partnership. The rights, duties, obligations and liabilities of the Parties under the joint Venture shall be several and not joint and several, it being the express purpose and intention of the Parties that their respective Participating Interests be held as tenants in common. Nothing in this Agreement shall be construed as creating a partnership of any kind or as imposing upon either Party any partnership duty, obligation or liability to the other.

8.3 Force Majeure. Neither Party hereto shall be liable to the other Party and neither Party hereto shall be deemed in default under this Agreement for any failure or delay to perform any of its covenants and agreements caused or arising out of any act not within the control of the Party, but excluding lack of funds. Such acts shall include, without limitation, acts of God, strikes, lockouts, or other industrial disputes, acts of the public enemy, riots, fire, storm, flood, explosion, government restriction, failure to obtain any approvals required from regulatory authorities, including environmental protection agencies, unavailability of equipment, interference of environmental or native rights advocacy groups, or other causes whether of the kind enumerated above or otherwise. Any period for performance affected by such events shall be extended for a period commensurate with the period of the delay. So far as possible, the Party affected will take all reasonable steps to remedy the delay caused by the events referred to above, provided, however, that nothing contained in this Section shall require any Party to settle any industrial dispute or to test the constitutionality of any law.

8.4 Other Activities. Each of the Parties may be engaged on its own behalf and on behalf of persons other than the Parties in the general mining business outside of the Area of Interest and each of the Parties hereby consents to such involvement by the other.

Each of the Parties shall have the free and unrestricted right to independently engage in and receive the full benefits of any and all business endeavors, other than the business endeavors within the boundaries of the Area of Interest without consulting the other Party or inviting or allowing the other Party to participate. The legal doctrine of "corporate opportunity" sometimes applied to persons occupying a fiduciary status shall not apply in the case of any endeavor of either Party other than the endeavors within the boundaries of the Area of Interest. In particular, neither Party shall have any obligation to the other as to any opportunity to acquire any mining property, interest or right offered to it other than within the boundaries of the Area of Interest.

8.5 Communications. All invoices, payments, notices, consents, demands and other communications required or permitted (in this Section collectively called "Communications") under this Letter Agreement shall be in writing and may be delivered personally, sent by telecopier, or sent by overnight courier service to the address for each Party. Any Communication delivered or sent by facsimile transmission shall be deemed to be given and received on the business day next following the date of transmission. Any Communication delivered by overnight courier service shall be deemed to be given two business days following the date sent. Communications given by other means shall be deemed to have been given when actually received. Communications shall be addressed as follows:

TO MIRANDA: Miranda U.S.A., Inc.

1140 Homer Street, Suite 306

Vancouver, British Columbia

Canada V6B 2X6 Attention: Dennis Higgs

Telephone: (604) 689-1659

Telecopier: (604) 689-1722

WITH A COPY TO: Miranda U.S.A., Inc.

5900 Philoree Lane

Reno, Nevada 89511

Attention: Ken Cunningham

Telephone: (775) 849-2347

Telecopier: (775) 849-2336

TO GOLDEN ARIA: Golden Aria Corp.

500 - 625 Howe Street

Vancouver BC V6C 2T6

Attention: Gerald Carlson, President

Telephone: (604) 688-0833

Telecopier: (604) 688-0835

Either Party may, by a written Communication to the other Party, change its address for Communications hereunder.

8.6 Waiver. No waiver of any breach of this Agreement shall be binding unless evidenced in writing, executed by the Party against whom the waiver is asserted. Any waiver shall extend only to the particular breach so waived and shall not limit any rights with respect to any future breach.

8.7 Entire Agreement . This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof. Any amendment or variation of this Agreement shall only be binding upon a Party if evidenced in writing, executed by that Party.

8.8 Time of the Essence. Time is of the essence of this Agreement; provided, however, that if the Parties set new times for the performance of any of their obligations or the exercise of any of their rights, then time shall again be of the essence of such new times.

8.9 Inurement. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

8.10 Additional Documents. Each Party shall execute such documents, assign-ments, endorsements, instruments and evidences of transfer and give such further assurances as shall be necessary or appropriate in connection with the performance of its obligations under this Agreement.

8.11 Severable Provisions . If any term or condition herein contained shall be in conflict with or inconsistent with applicable law, the same shall be deemed to be severable herefrom and shall not invalidate the remaining terms and conditions herein contained. This Agreement with any such terms and conditions severed shall continue in full force and effect.

8.12 Governing Law. The Parties agree that this Agreement shall be interpreted and governed according to the laws of the State of Nevada.

8.13 Arbitration. In the event of disputes, controversies or claims arising from an alleged breach of the Joint Venture Agreement; or disputes arising out of or related to the Joint Venture Agreement over substantial factual issues concerning technical mining or metallurgical matters, the Parties agree to be bound by binding arbitration to be conducted in Reno, Nevada in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All disputes arising out of or related to the Joint Venture Agreement over issues concerning technical mining or metallurgical matters shall be resolved by arbitrators who are experts in the relevant fields. The applicable substantive law shall be the law of the State of Nevada and discovery shall be conducted pursuant to the Nevada Rules of Civil Procedure, and the Nevada Rules of Evidence shall apply. In the event of a deadlock, the Parties agree to fund operations at a level comparable with the last adopted Program and Budget, which in any event shall be sufficient to maintain and protect the Assets of the Joint Venture in good standing, until the deadlock is resolved.

8.14 Memorandum of Agreement. Simultaneously with execution of this Agreement, the Parties shall enter into and execute a Memorandum of Agreement referencing this Agreement for recording purposes.

8.15 Changes in Mining Law. In the event of repeal or substantial change in the Mining Law of 1872, this Agreement and the Joint Venture Agreement shall apply to any form of ownership or rights which replace or modify the unpatented mining claims described in Exhibit A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

MIRANDA U.S.A., INC.,

a Nevada corporation

By:___________________________________

KENNETH D. CUNNINGHAM, President

GOLDEN ARIA CORP.,

a Nevada corporation

By:___________________________________

STATE OF NEVADA )

) ss.

COUNTY OF WASHOE )

On this _______ day of _____________, 2005, before me, a Notary Public in and for said County and State, personally appeared KENNETH D. CUNNINGHAM, President of MIRANDA U.S.A., INC., a Nevada corporation, personally known (or proved) to me to be the person who executed the above EXPLORATION AGREEMENT WITH OPTION FOR JOINT VENTURE (COAL CANYON PROJECT), and acknowledged to me that he executed the same for purposes stated therein.

NOTARY PUBLIC

PROVINCE OF BRITISH COLUMBIA )

) ss.

CITY OF VANCOUVER )

On this _______ day of _____________, 2005, before me, a Notary Public in and for said City and Province, personally appeared _______________________, ________ of GOLDEN ARIA CORP., a Nevada corporation, personally known (or proved) to me to be the person who executed the above EXPLORATION AGREEMENT WITH OPTION FOR JOINT VENTURE (COAL CANYON PROJECT), and acknowledged to me that he executed the same for purposes stated therein.

NOTARY PUBLIC

miranda/7589

exploration agreement w option for joint venture (coal canyon) 1-05

EXHIBIT A

TO THAT EXPLORATION AGREEMENT WITH OPTION FOR JOINT VENTURE

BY AND BETWEEN

MIRANDA U.S.A., INC.

AND

GOLDEN ARIA CORP.

NEVADA NORTH LEASE

EXHIBIT B

TO THAT EXPLORATION AGREEMENT WITH OPTION FOR JOINT VENTURE

BY AND BETWEEN

MIRANDA U.S.A., INC.

AND

GOLDEN ARIA CORP.

NET PROCEEDS

EXHIBIT B

NET PROCEEDS CALCULATION

1.1 Income and Expenses. Net Proceeds shall be calculated by deducting from the Gross Revenue (as defined below) realized (or deemed to be realized), such costs and expenses attributable to exploration, development, mining, the marketing of products and other operations as would be deductible under generally accepted accounting principles and practices consistently applied, including without limitation:

a. All costs and expenses of replacing, expanding, modifying, altering or changing from time to time the mining facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Properties shall be charged to the Properties only in the proportion that their use in connection with the Properties bears to their total use;

b. Ad valorem real property and unsecured personal property taxes, and all taxes, other than income taxes, applicable to mining of the Properties, including without limitation all state mining taxes, sales taxes, severance taxes, license fees and governmental levies of a similar nature;

c. Allowance for overhead in accordance with Form 5A;

d. All expenses incurred relative to the sale of Products, including an allowance for commissions at rates which are normal and customary in the industry;

e. All amounts payable to the remaining Participant during Mining pursuant to any applicable operating or similar agreement in force with respect thereto;

f. The actual cost of investment under the Agreement but prior to beginning of mining, which shall include all expenditures for exploration and development of the Properties incurred by the non-withdrawing Participant both prior and subsequent to the withdrawing Participant acquiring a Net Proceeds interest;

g. Interest on monies borrowed or advanced for costs and expenses, but in no event in excess of the maximum permitted by law;

h. An allowance for reasonable working capital and inventory;

i. Costs of funding and environmental compliance fund for reclamation and closure

j. Actual costs of operations; and

k. Rental, royalty, production, and purchase payments.

For purposes hereof, the term "Gross Revenue" shall mean the sum of (1) gross receipts from sale of Products, less any charges for sampling, assaying, or penalties; (2) gross receipts from the sale or other disposition of Assets; (3) insurance proceeds; (4) compensation for expropriation of Assets; and (5) judgment proceeds. Gross receipts for sale of Products shall be determined by multiplying spot prices for Products as quoted by the London PM fix for gold and Handy and Harmon value for silver on the date of a sale of Products.

It is intended that the remaining Participant shall recoup from Gross Revenue all of its on-going contributions for exploration, development, mining, expansion and modification and marketing Products before any Net Proceeds are distributed to any person holding a Net Proceeds interest. No deduction shall be made for income taxes, depreciation, amortization or depletion. If in any year after the beginning of Mining of the Properties an operating loss relative thereto is incurred, the amount thereof shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Proceeds for subsequent periods. If Products are processed by the remaining Participant, or are sold to an Affiliate of the remaining Participant, then, for purposes of calculating Net Proceeds, such Products shall be deemed conclusively to have been sold at a price equal to fair market value to an arm's length purchaser FOB the concentrator for the Properties, and Net Proceeds relative thereto shall be calculated without reference to any profits or losses attributable to smelting or refining.

1.2 Payment of Net Proceeds. Payments of Net Proceeds shall commence in the calendar quarter following the calendar quarter in which Net Proceeds are first realized, and shall be made forty-five (45) days following the end of each calendar quarter during which Net Proceeds are realized, and shall be subject to adjustment, if required, at the end of each calendar year. The recipient of such Net Proceeds payments shall have the right to audit such payments following receipt of each payment by giving notice to the remaining Participant and by conducting such audit in accordance with Section 6.5 of the Agreement. Costs of such an audit shall be borne by the holder of the Net Proceeds interest described herein.

miranda/7589

exhibit B net proceeds calculations

EXHIBIT C

TO THAT EXPLORATION AGREEMENT WITH OPTION FOR JOINT VENTURE

BY AND BETWEEN

MIRANDA U.S.A., INC.

AND

GOLDEN ARIA CORP.

NET SMELTER RETURNS

1. Definition of Net Smelter Returns. Miranda or Golden Aria, as the case may be, shall pay to Miranda or Golden Aria, as the case may be, a non-Participating Net Smelter Return royalty of one (1.0%) percent of the Net Smelter Returns of Products produced from the Properties under the circumstances provided in Section 6.3(c) of this Agreement. For purposes herein, Net Smelter Returns shall be defined to mean the entire proceeds received from a smelter, reduction works, refinery or other purchaser from the sale of products produced from the Property, less:

a. The amount of sales, use, gross receipts, severance, net proceeds of mine, ad valorem taxes applicable under state, federal, or local law and any other tax or governmental levy or fee relating to production of precious metals or other products from the Property or the value thereof. The Royalty Payor and the Royalty Recipient shall be obligated to pay any taxes assessed and imposed upon their respective shares of the Net Smelter Returns.

b. All charges and costs for transportation of products to the place of sale, whether transported by Payor or a third party, but limited to the cost of transportation or doré metal or concentrates from the mine site to a smelter or refinery.

c. All charges, costs, deductions and penalties for refining and smelting only.

2. Payment of Net Smelter Return Royalty. Payments of Net Smelter Return Royalty shall commence in the calendar quarter in which Net Smelter Returns are first realized, and shall be made 45 days following the end of each calendar quarter during which Net Smelter Returns are realized, and shall be subject to adjustment, if required, at the end of each calendar year.

3. Miscellaneous Provisions.

a. The royalty shall be calculated on the basis of the London p.m. fix for gold and the Handy and Harmon value for silver for the day on which metals are out turned to the Payor. The royalty shall not be calculated on the basis of Payor's revenues from forward sales or other hedging arrangements.

b. The Royalty Recipient shall have the right to inspect the Payor's accounts and books pertaining to the payment of royalties for a period of one (1) year following each payment of royalties.

c. In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by the Royalty Payor, charges, costs and penalties for such operations shall mean the amount Payor would have incurred if such operations were carried out at facilities not owned or controlled by Payor then offering comparable services for comparable products on prevailing terms.

d. In lieu of the cash production royalty specified in Paragraph 1, the Royalty Recipient shall have the right to take in kind or separately dispose of its production royalty in all minerals removed from the Property. Production royalty in kind shall be 1.0% by weight of the minerals actually removed from the Property by the Operator. The Royalty Recipient may elect to take production royalty in kind by notice to the Operator at least thirty (30) days prior to the first asking in kind. The Royalty Recipient may change its election to take production royalty in kind subsequently by 30 days prior notice to the Operator but may not change the form of payment of production royalty more frequently than once in any 12 calendar months. During periods of taking in kind, the Royalty Recipient shall take possession of such minerals at the mine site or the depository where held, and will thereafter bear the responsibilities and costs of transportation, security and related expenses, and shall, at its own expense, construct, operate and maintain any facilities to receive, store and dispose of minerals taken in kind.

e. The Royalty Payor shall have the right to commingle ores from the Property with ores from other properties in accordance with accepted industry practices and standards.

miranda/7589

exhibit C net smelter return royalty